Exhibit 99.1

Ionis Recommends Shareholders Reject The Below-The-Market Mini-Tender Offer By TRC Capital Corporation

CARLSBAD, Calif., Aug. 24, 2017 /PRNewswire/ -- Ionis Pharmaceuticals, Inc. (NASDAQ: IONS) today announced that it has received notice of an unsolicited mini-tender offer by TRC Capital Corporation of Ontario, Canada to purchase up to 2.5 million shares of Ionis’ common stock at a price of $44.88 per share in cash. TRC Capital’s offer price of $44.88 per share is approximately 4.47 percent lower than the $46.98 closing share price of Ionis’ common stock on August 18, 2017 – the business day prior to the date of the offer. The offer is for approximately 2.01 percent of the shares of Ionis’ common stock outstanding as of the August 21, 2017 offer date.

Ionis does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that stockholders do not tender their shares in response to TRC Capital’s offer because the offer is at a price below the current market price for Ionis’ shares and subject to numerous conditions. Ionis is not affiliated or associated in any way with TRC Capital, its mini-tender offer or the offer documentation.

TRC Capital has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” More on the SEC’s guidance to investors on mini-tender offers is available at https://protect-us.mimecast.com/s/vlGKBvhQDOquw?domain=sec.gov.

Ionis urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC Capital’s offer. Ionis recommends that shareholders who have not responded to TRC Capital’s offer take no action. Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital’s offering documents.

Ionis urges brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://protect-us.mimecast.com/s/1d3QBVIaLRlhK?domain=sec.gov.

Ionis requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to shares of Ionis’ common stock.

ABOUT IONIS PHARMACEUTICALS, INC.
Ionis is the leading company in RNA-targeted drug discovery and development focused on developing drugs for patients who have the highest unmet medical needs, such as those patients with severe and rare diseases. Using its proprietary antisense technology, Ionis has created a large pipeline of first-in-class or best-in-class drugs, with over three dozen drugs in development. SPINRAZA® (nusinersen) has been approved in the U.S., Europe, Japan and Canada for the treatment of spinal muscular atrophy (SMA). Biogen is responsible for commercializing SPINRAZA. Drugs that have successfully completed Phase 3 studies include inotersen (IONIS-TTRRx), an antisense drug Ionis is developing to treat patients with TTR amyloidosis, and volanesorsen, an antisense drug discovered by Ionis and co-developed by Ionis and Akcea Therapeutics to treat patients with either familial chylomicronemia syndrome or familial partial lipodystrophy. Akcea, an affiliate of Ionis, is a biopharmaceutical company focused on developing and commercializing drugs to treat patients with serious cardiometabolic diseases caused by lipid disorders. If approved, volanesorsen will be commercialized through Ionis’ affiliate, Akcea. Both inotersen and volanesorsen are progressing toward regulatory filings for marketing authorization. Ionis’ patents provide strong and extensive protection for its drugs and technology. Additional information about Ionis is available at https://protect-us.mimecast.com/s/5JD9Bzsn0eYUV?domain=ionispharma.com.

IONIS’ FORWARD-LOOKING STATEMENT
This press release includes forward-looking statements regarding the unsolicited mini-tender offer by TRC Capital Corporation and the therapeutic and commercial potential of Ionis’ technologies and products in development, including SPINRAZA, inotersen and volanesorsen. Any statement describing Ionis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ annual report on Form 10-K for the year ended December 31, 2016, and its most recent quarterly report on Form 10-Q, which are on file with the SEC. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Ionis,” “Company,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals and its subsidiaries.

Ionis Pharmaceuticals™ is a trademark of Ionis Pharmaceuticals, Inc. Akcea Therapeutics™ is a trademark of Ionis Pharmaceuticals, Inc. SPINRAZA® is a registered trademark of Biogen.

CONTACT: Ionis Pharmaceuticals Investor and Media Contacts: D. Wade Walke, Ph.D., Vice President, Corporate Communications and Investor Relations, 760-603-2741; Alissa Santa Maria, Assistant Director, Corporate Development, 760-603-2643; Jennifer Capuzelo, Assistant Director, Corporate Communications and Investor Relations, 760-603-2606